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                                                            Filed Pursuant to
                                                            Rule 424(b)(3)
                                                            File No. 33-58989

                           PRICING SUPPLEMENT NO. 29 DATED
                           December 2, 1996 TO PROSPECTUS
                         DATED June 15, 1995 AND PROSPECTUS
                           SUPPLEMENT DATED June 15, 1995

                        McDONNELL DOUGLAS FINANCE CORPORATION

                             Series X Medium-Term Notes
                     Due Nine Months or More From Date of Issue

     Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated June 15, 1995, as amended and supplemented by the Prospectus Supplement dated June 15, 1995 (the "Prospectus").

Aggregate Principal
 Amount:                    $20,000,000

Original Issue Date
 (Settlement Date):         December 5, 1996

Stated Maturity Date:       December 5, 2002

Interest Rate:              6.45%

Interest Payment Dates:     March 15 and September 15 commencing March 15, 1997

Type of Notes Issued:       [X] Senior Notes        [X] Fixed Rate Notes
                            [ ] Subordinated Notes  [ ] Floating Rate Notes

Optional Redemption:        [ ] Yes
                            [X] No

Form of Notes Issued:       [X] Book-Entry Notes
                            [ ] Certificated Notes

CUSIP Number:               58017DEN6


                                PURCHASE AS PRINCIPAL

    This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being purchased, as principal, by Chase Securites Inc. ("Chase") for resale to one or more investors at varying prices related to prevailing market conditions at the time or times of resale as determined by Chase. Net proceeds payable by Chase to McDonnell Douglas Finance Corporation (the "Company") will be 99.873% of the aggregate principal amount of the Notes, or $19,974,600 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Chase may be deemed to have received compensation from the Company in the form of underwriting discounts in the amount of .127% or $25,400.